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Exhibit 21.1

                          UNITED ROAD SERVICES, INC.
                                 SUBSIDIARIES


SUBSIDIARY                                           STATE OF INCORPORATION
 1.  Fast Towing, Inc.                               Arizona
 2.  Arri Brothers, Inc. d/b/a A&A Towing*           California
 3.  Auto Service Center                             California
 4.  Bill & Wags, Inc.*                              California
 5.  URS Midwest, Inc.                               Delaware
 6.  URS Northeast, Inc.                             Delaware
 7.  URS of Tennessee, Inc.                          Delaware
 8.  URS Southeast, Inc.                             Delaware
 9.  URS Southwest, Inc.                             Delaware
10. URS West, Inc.                                   Delaware
11. Environmental Auto Removal, Inc.                 Illinois
12. E & R Towing and Garage, Inc.                    Illinois
13. City Towing, Inc. d/b/a Quality Towing           Nevada
14.  Ken Lehman Enterprises, Inc.                    Nevada
15. El Paso Towing, Inc.                             Texas
16. Garry's Wrecker Service, Inc.                    Texas
17. Rouse's Body Shop, Inc.                          Washington

* a wholly-owned subsidiary of URS West, Inc.